UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  August 30, 2007

U.S. Dry Cleaning Corporation

(Exact name of registrant as specified in its charter)

Delaware	000-23305	77-0357037
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

125 E. Tahquitz Canyon, Suite 203 Palm Springs, California	92262
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code:  (760) 322-7447

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[_] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[_] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[_] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR240.14d-2(b))

[_] Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR240.13e-4(c))

CURRENT REPORT ON FORM 8-K

U.S. DRY CLEANING CORPORATION

August 30, 2007

Item 1.01.	Entry into a Material Definitive Agreement.

On August 30, 2007, U.S. Dry Cleaning Corporation, a Delaware corporation (“Parent”), together with USDC Fresno, Inc., a California corporation and wholly-owned subsidiary of Parent (“Fresno Sub”), and USDC Fresno 2, Inc., a California corporation and wholly-owned subsidiary of Parent (“Fresno 2 Sub”), entered into a Master Purchase Agreement with Team Enterprises, Inc., a New Mexico corporation (“Team Enterprises”), Bell Hop Cleaners of California, Inc., a New Mexico corporation (“Bell Hop”), Team Equipment, Inc., a California corporation (“Team Equipment”), Fabricare Services, Inc., a California corporation (“FSI”), Andrew B. Jones, as Shareholders’ Agent, and for certain limited purposes, the shareholders of Team Enterprises, Bell Hop, Team Equipment and FSI (collectively, the “Shareholders”).

The Purchase Agreement provides for, subject to the terms and conditions contained therein, the acquisition of substantially all of the assets, and certain of the liabilities, of Team Enterprises, Bell Hop, Team Equipment and FSI, which are affiliated companies engaged in the retail dry cleaning business and operating 18 dry cleaning stores in and around Fresno, California and 2 dry cleaning stores in Arizona (collectively defined in the Purchase Agreement as the “ Purchased Assets”).  To date, substantially all lease assignments relating to the dry cleaning stores have been approved.

The total purchase price of the Purchased Assets is $6,134,000, composed of $3,067,000 in cash and $3,067,000 in the form of shares of Parent common stock, valued at the average closing price of the Parent common stock for each of the five consecutive trading days ending with and including the second complete trading day prior to the acquisition closing date, subject to a maximum price of $3.50 per share.

At the acquisition closing date, Parent will deposit with an escrow agent $2,000,000 of Parent common stock (the “Escrow Shares”) as partial satisfaction of the purchase price and will enter into an Escrow Agreement with Andrew B. Jones, as Shareholders’ Agent, and the Escrow Agent.

The Board of Directors of Parent, Fresno Sub, Fresno 2 Sub, Team Enterprises, Bell Hop, Team Equipment and FSI have unanimously approved the Purchase Agreement and the parties have made customary representations, warranties and covenants in the Purchase Agreement for a transaction of this type.  The survival period of the representations and warranties made by the parties is 24 months.  Team Enterprises, Bell Hop, Team Equipment and FSI will indemnify Parent for any breaches of their representations and warranties and covenants up to a maximum amount of the Escrow Shares deposited into escrow.

Parent, Fresno Sub and Fresno 2 Sub will only assume equipment leases and other specified liabilities of Team Enterprises, Bell Hop, Team Equipment and FSI in the acquisition, and will not assume any indebtedness for borrowed money.

Fresno Sub has agreed to enter into a three year Employment Agreement with Tom Jones as District President - Fresno.  The Employment Agreement will provide for, among other things, base compensation and severance through the term of the Employment Agreement in the event Mr. Jones is terminated by the company without cause.

Fresno Sub and Fresno 2 Sub will enter into a Non-Compete Agreement with each of the Shareholders for a five year term.  Subject to the terms and conditions of the Non-Compete Agreement, the Shareholders will not (i) engage in any “Competitive Activity” in the “Restricted Territory” (as those terms are defined in the Non-Compete Agreement) or (ii) obtain any benefit from any affiliate of the Shareholder engaged in any Competitive Activity in the Restricted Territory.

None of Team Enterprises, Bell Hop, Team Equipment or FSI has had any material relationship or association with Parent.

The foregoing summary description of the Purchase Agreement is qualified by reference to the full text thereof, a copy of which is filed herewith as Exhibit 2.1, incorporated herein in its entirety.

Item 9.01.	Financial Statements and Exhibits.

(d)           Exhibits.

Exhibit No.             Description

2.1
Master Purchase Agreement, dated as of August 30, 2007, by and among U.S. Dry Cleaning Corporation, USDC Fresno, Inc., USDC Fresno 2, Inc., Team Enterprises, Inc., Bell Hop Cleaners of California, Inc., Team Equipment, Inc., Fabricare Services, Inc., Andrew B. Jones, as Shareholder’s Agent, and for certain limited purposes, the Shareholders of Team Enterprises, Bell Hop, Team Equipment and Fabricare.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

U.S. DRY CLEANING CORPORATION

Date: September 5, 2007	By: /s/ Robert Y. Lee
Robert Y. Lee
Chief Executive Officer